Contacts:	Exhibit 99.1
Contacts:
Laurie Van Raemdonck
Vice President, Investor Relations
(248) 614-8267
lvanraemdonck@championhomes.net

or

Media Contact:
Christine Fisher
pushtwentytwo
(248) 335-9500 ext. 30
cfisher@pushtwentytwo.com
Champion Enterprises Names Michael A. Volkema to its Board of Directors
TROY, Mich., June 2, 2008 — Champion Enterprises, Inc. (NYSE: CHB), a leader in factory-built construction, today announced that it has named Michael A. Volkema to its board of directors. Since 2000, Volkema has been the chairman of the board of Herman Miller, Inc., a leading global provider of office furniture and services. Previously, he served as president and chief executive officer of the company from 1995 to 2004 and as a subsidiary-level president beginning in 1990. In addition, Volkema serves on the board of Wolverine World Wide, Inc. and is chairperson of the board of Kids Hope USA and an advisory board member of Business Committee for the Arts.
William C. Griffiths, chairman, president and chief executive officer of Champion Enterprises, Inc., commented, “We are very excited to have Mike join our board. His wealth of operational and strategic experience, especially in the areas of lean manufacturing and international expansion, will be a great asset to Champion as we work to achieve our long-term growth and diversification strategy.”
About Champion
Troy, Michigan-based Champion Enterprises, Inc., a leader in factory-built construction, operates 31 manufacturing facilities in North America and the United Kingdom working with independent retailers, builders and developers. The Champion family of builders produces manufactured and modular homes, as well as modular buildings for government and commercial applications. For more information, please visit www.championhomes.com.